Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Northwest Natural Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value	Rule 457(r)	2,875,000(1)	$50.00	$143,750,000	0.0000927	$13,325.63
	Total Offering Amount					$143,750,000		$13,325.63
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$13,325.63

(1)

Includes 375,000 shares of Common Stock, no par value (the “Common Stock”), of Northwest Natural Holding Company issuable upon exercise of the underwriters’ option to purchase additional shares of Common Stock.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of Common Stock. The maximum aggregate offering price of that offering is $143,750,000.